Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Healthways, Inc. Amended and Restated 2014 Stock Incentive Plan of our report dated March 14, 2014, with respect to the consolidated financial statements of Healthways, Inc. as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

Nashville, Tennessee
May 19, 2015